Exhibit 11.0



LEVEL 8 SYSTEM, INC. AND SUBSIDIARIES
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENTS



                                   1996        1995        1994
PRIMARY:
WEIGHTED AVERAGE COMMON SHARES  6,076,013   4,314,106   2,911,863

COMMON STOCK EUIVALENTS            ---         88,898     177,795

COMMON STOCK EQUIVALENTS
  PURSUANT TO SAB TOPIC 4D         ---        374,754     749,508

WEIGHTED AVERAGE COMMON
  AND COMMON EQUIVALENT
  SHARES                        6,076,013   4,777,758   3,839,166


FULLY DILUTED:
WEIGHTED AVERAGE COMMON
  SHARES                        6,076,013   4,314,106   2,911,863

COMMON STOCK EQUIVALENTS           ---         88,898     177,795

COMMON STOCK EQUIVALENTS
  PURSUANT TO SAB TOPIC 4D         ---        374,754     749,508

WEIGHTED AVERAGE COMMON
  AND COMMON EQUIVALENT
  SHARES                        6,067,013   4,777,758   3,839,166